EXHIBIT 10.13
                                     EQUITY
                                 COMMUNICATIONS


February 1, 1999



Mr.  Daniel Hoyng, President
National Boston Medical, Inc.
43 Taunton Green, Suite 3
Taunton, MA 02780


Dear Mr.  Hoyng:

This letter will  confirm the  following  agreement  and  understanding  between
National  Boston  Medical,   Inc.  (Boston)  and  Ira  Weingarten  d.b.a  Equity
Communications (EC) and its assigns, with respect to the following:

1. Boston shall retain EC and EC agrees to be retained by Boston as its Financial Public Relations Counsel for a period of six months commencing February 1, 1999 and terminating on August 1, 1999. A total professional fee of Thirty Thousand ($30,000) Dollars shall be payable for the six month services, which payments shall be due in increments of Five Thousand ($5,000) Dollars per month.

     A. If this agreement is not terminated on August 1, 1999, it shall continue on a month to month basis thereafter.

2. Payments for the first two months of service, totaling ten thousand dollars ($10,000), shall be due and payable on March 1, 1999. Thereafter, fees are to be billed on the first day of each succeeding month, and are due and payable on the fifteenth day of that month.

3. Boston agrees to reimburse EC for expense incurred in the Company's behalf. EC agrees to spend no more than $700 on any one project without the personal approval of an authorized officer of Boston.

     A.   The  following  items  will be  routinely  rebilled  to  Boston:  long distance telephone charges, travel, postage, fax, photocopying, messenger and courier services, and editorial meals. The following items, which would require EC to utilize outside venders and/or supervise the work of others, (which Boston does not at the present time expect to need) would, if required, be rebilled to the Company only as authorized, and include a standard service fee of 17.64%: printing, production, package distribution, mailing list development and maintenance, art work, consultants, photography, copywriting (e.g. annual report) and visual presentations.


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4.   Where possible,  transportation  arrangements  involving service for Boston will be made by a travel agent designated by the Company, and such transportation will be billed directly to Boston by the agent. In the event Mr. Weingarten or Mr. Chizzik must fly cross-country utilizing red-eye service, they shall be entitled to fly business class, or first class if business class is not available using the least possible airfare, such as frequent flyer upgrades, etc.

5. EC, in consideration of the compensation stated above, agrees to provide public relation services for Boston, to include responding to shareholder inquiries; preparation of press releases, shareholder letters and reports; and, as may be appropriate, introductions to various security dealers, investment advisors, analysts, and members of the financial community. Cooperation by both parties to ensure uninterrupted communications is presumed. Boston agrees to keep EC continuously informed of its progress; to supply information necessary to produce releases, letters, and reports in a timely manner; and to review such documents for accuracy and completeness before their dissemination to the public.

     A. Professional services pursuant to this contract will be provided by Ira Weingarten and Steve Chizzik, both of whom agree to devote such time as they feel is necessary to carry out this assignment.

7.   Representations and Procedures:

     A. Each person executing this Agreement has the full right, power, and authority to enter into this Agreement on behalf of the party for whom they have executed this Agreement, and the full right, power, and authority to execute any and all necessary instruments in connection with this Agreement, and to fully bind such party to the terms and conditions and obligations of this Agreement.

     B. This Agreement, together with any and all exhibits, shall constitute the entire Agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements and discussions between or among any of them. The parties hereto acknowledge and agree that there are no conditions, covenants, agreements and understandings between or among any of them except as set forth in this Agreement. This Agreement may be amended only by a further writing signed by all parties hereto.

     C. Venue in the event of litigation shall be in the State of California, County of Santa Barbara. The losing party agrees to pay all reasonable legal costs of the prevailing party, including attorney's fees.

     D. Boston agrees that at its sole expense and cost to indemnify, defend and hold harmless EC from and administrative or other claim which is asserted against EC as a result of any material misstatement or omission of fact by Boston in any information, verbal representation, or written documentation supplied to EC by Boston which is in turn incorporated or utilized by EC in any manner including


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          but not  limited to press  releases,  letters to  shareholders  and/or other public communications.

     E. This Agreement may be executed either as single document or in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Execution of this Agreement by facsimile signature shall be acceptable, and each party agrees to provide the original executed pages to the other party within 10 days.

     F. Any notice required to be given pursuant to this agreement shall be deemed given and served when such notice is deposited in the United States Mail, first class, certified or registered, and addressed to the principal offices of the parties as they appear on this Agreement, unless a written change of address notification has been sent and received.

Sincerely yours,

/s/ Ira Weingarten
---------------------
Equity Communications
By Ira Weingarten
President

Accepted by:

By: /s/ Daniel J.  Hoyng       CEO, Client
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           Signature           Title

Date: Feb 11, 1999.